STOCK PURCHASE AGREEMENT


		This Stock Purchase Agreement ("Agreement") is entered into and effective as of the 31st day of October, 1997 by and between SIGNAL APPAREL COMPANY, INC., an Indiana corporation (the
"Purchaser"), and ELIZABETH MILLER, a individual residing in Houston, Texas (the "Seller").

W I T N E S S E T H:

		WHEREAS, the Purchaser desires to purchase from the Seller all of the shares of capital stock owned by the Seller in Big Ball Sports, Inc., a Texas corporation ("Big Ball"), which shares consist of 333 1/3 shares (the "Big Ball Shares") of common stock, no par value, of Big Ball;

		WHEREAS, in addition, Purchaser desires to obtain a release of any claims Seller may have against Big Ball, Print the Planet, Inc., a Texas corporation ("Print the Planet"), Lee
Ellis, Jimmy Metyko and the Purchaser;

		WHEREAS, the Seller is willing to sell the Big Ball Shares to the Purchaser and grant the above described release on the terms herein provided;

		NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

		SECTION 1. AGREEMENT TO SELL; AGREEMENT TO RELEASE. Subject to the terms and conditions hereof, (i) the Seller agrees to sell and the Purchaser agrees to buy the Big Ball Shares; and
(ii) the Seller agrees to execute the Release of Judgement in the form attached hereto as EXHIBIT 1-A (the "Release of Judgement") and the Mutual Release in the form attached hereto as EXHIBIT 1-B (the "Mutual Release") (the Release of Judgement and the Mutual Release are collectively referred to herein as the "Release").

		SECTION 2. CONSIDERATION. Subject to the terms and conditions of this Agreement, the Purchaser agrees to pay ten dollars ($10.00) for the Big Ball Shares. In addition, the Purchaser agrees to pay four hundred ninety-nine thousand nine hundred and ninety dollars ($499,990) and deliver 200,000 shares of common stock of Signal (the "Signal Shares") in exchange for the Release. The consideration for the Big Ball Shares and the consideration for the Release are collectively referred to herein as the "Consideration". At the Closing (the "Closing"), the Purchaser shall deliver to the Seller by wire transfer the sum of two hundred fifty thousand dollars ($250,000.00), and the remainder of the cash portion of the Consideration ($250,000.00) shall be paid to the Seller in thirty-six (36) equal monthly installments beginning on the twelve month anniversary date following the Closing. The cash portion of the Consideration that is to be paid after the Closing shall be evidenced by a promissory note executed by the Purchaser in favor of the Seller
(the "Note"), which Note shall be in the form of Exhibit 2-a attached hereto. The remaining portion of the Consideration, consisting of the Signal Shares, shall be issued in the name of Susman Godfrey, L.L.P. ("Susman Godfrey"), and shall

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be delivered directly to Susman Godfrey at the Closing.   In
connection with the Signal Shares, Signal will enter into a Registration Rights Agreement granting to Susman Godfrey certain piggyback registration rights, which agreement shall be in the form of EXHIBIT 2-B attached hereto (the "Registration Rights Agreement").

		SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE
SELLER. The Seller represents and warrants to the Purchaser as follows:

(a)     THE SELLER'S AUTHORITY RELATIVE TO THIS AGREEMENT.
The Seller has all power and authority necessary to execute and deliver this Agreement and perform her obligations hereunder; the execution, delivery and performance of this Agreement by the Seller will not conflict with, or result in the creation or imposition of any lien, charge or encumbrance upon any of the Big Ball Shares to be sold by the Seller pursuant to the terms of, or constitute a default under, any agreement, will or instrument, or any order, rule or regulation of any court or governmental agency having jurisdiction over the Seller or her property; no consent, authorization or order of, or filing or registration with, any court or governmental agency is required for the execution, delivery and performance of this Agreement by the Seller.

(b) TITLE TO SHARES. The Seller has and will have as of the Closing Date good title to the Big Ball Shares free and clear of any and all liens, claims, encumbrances, preemptive rights and any other claims of any third party; to the best of Seller's knowledge, such Shares are, and as of the Closing will be, validly authorized, issued and outstanding, fully paid and non-assessable shares of common stock; and upon delivery of and payment for such shares as contemplated herein, the Purchaser will receive good and marketable title to the Big Ball Shares purchased by it from the Seller, free and clear of any and all liens, claims, encumbrances, preemptive rights and any other claims of any third party. The Big Ball Shares constitute all of the capital stock in Big Ball owned by the Seller. The Seller has no ownership interest in Print the Planet.

(c) RELIANCE. In making her determination to sell the Big Ball Shares for the Consideration and pursuant to the terms contained herein, the Seller has relied on her own due diligence effort and has not relied upon any representations of the Purchaser or Big Ball, or documents presented by the Purchaser or Big Ball, with regard to the financial condition of Big Ball.
The Seller agrees that she has had such access to financial information of Big Ball as the Seller deems reasonable and necessary in connection with this Agreement.

      SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE
PURCHASER. The Purchaser represents and warrants to the Seller as follows:

		(a) THE PURCHASER'S AUTHORITY RELATIVE TO THIS AGREEMENT. This Agreement has been duly authorized by the Board of Directors of the Purchaser and has been duly executed and delivered by the Purchaser, and no further corporate action is necessary with respect to the Purchaser to make this Agreement a valid and binding obligation of the Purchaser, enforceable in accordance with its terms. Neither the execution, delivery nor performance of this Agreement by the Purchaser will result in a violation or breach of any term or provision under the Articles of Incorporation or Bylaws or any resolution of the Board of Directors or shareholders of the

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Purchaser or constitute a default or breach of, or accelerate the performance required under, or require the consent of any person or entity under any indenture, mortgage, deed of trust or other contract or agreement to which the Purchaser is a party or by which it or any of its assets are bound, or violate any order, writ, injunction or decree of any court, administrative agency or governmental body.

(b) ORGANIZATION AND EXISTENCE. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has all requisite corporate power to carry on its business as now conducted and to enter into and perform this Agreement.

(c) PURCHASE OF BIG BALL SHARES. The Purchaser acknowledges and understands that the Big Ball Shares are being purchased for its own account, for investment purposes only, and not for the account of any other person and not with a view to distribution, assignment or resale to others, in whole or in part, and acknowledges that the sale of the Shares is intended to be exempt from registration under the Securities Act of 1933, as amended (the "Act").

        SECTION 5. COVENANTS OF THE PURCHASER. The Purchaser acknowledges that it is has entered into a letter of intent with Lee Ellis and Jimmy Metyko (the "Other Shareholders") for the purchase of all shares of capital stock in Big Ball and Print the Planet held by the Other Shareholders. In connection with such purchase and in the event such purchase is completed, the Purchaser hereby covenants and agrees that it shall not pay any cash consideration to the Other Shareholders in exchange for such stock. Notwithstanding the foregoing, the Purchaser shall be permitted to provide the Other Shareholders with options to purchase common stock of the Purchaser at an exercise price that is equal to or above the closing price of the Purchaser's common stock on the date the purchase of the Other Shareholders capital stock in Big Ball is completed, and the Purchaser shall be permitted to repay or cause Big Ball or PTP to repay certain loans from the Other Shareholders to Big Ball and/or Print the Planet and to repay certain loans or other obligations of Big Ball and/or Print the Planet that were guaranteed by the Other Shareholders.

		SECTION 6. EXPENSES AND COMMISSIONS. Each of the Seller and the Purchaser will pay their own expenses incident to the transaction contemplated by this Agreement, whether or not such transaction is consummated. The Seller and the Purchaser each represent to the other that there are no agents or brokers entitled to a commission in connection with this purchase and sale of the Big Ball Shares other than Weatherly Financial that was engaged by the Purchaser. The Seller hereby agrees to indemnify and hold harmless the Purchaser against any and all claims of any agent, broker, finder or similar party claiming through the Seller, and the Purchaser hereby agrees to indemnify and hold harmless the Seller against any and all claims of any agent, broker, finder, or other similar party claiming through the Purchaser (including any claims of Weatherly Financial).

      SECTION 7. DISCLOSURE OF CONFIDENTIAL INFORMATION.
Except to the extent required by law, the Seller will never, directly or indirectly, at any time, for any reason whatsoever, with or without cause, breach the confidence reposed in her by Big Ball by using, disseminating, disclosing, divulging or in any manner whatsoever permitting to be divulged or

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disclosed to any person, firm, corporation, association or other business entity, trade secrets, secret methods or "Confidential Information" of Big Ball. As used herein, the term "Confidential Information" means any and all information relating directly or indirectly to the business, conducted by Purchaser on or before the Closing, including, but not limited to any and all files, documents, customer lists, accounting records, other written material and financial data (both relating to Big Ball and the customers of Big Ball); provided, however, that "Confidential Information" shall not include information that is generally ascertainable from public or published information or trade sources. Nothing herein prohibits Seller from disclosing any information to Seller's attorneys, accountants or other advisors. In addition, the Seller agrees that she shall refrain from making disparaging remarks about Big Ball or Print the Planet, as well as their respective customers and suppliers, and about the Other Shareholders.

     SECTION 8. CONDITIONS TO CLOSING; TERMINATION OF AGREEMENT. As a condition to the Closing, (i) the Purchaser shall have closed (or shall close simultaneous with the Closing provided for herein) the purchase of the all the remaining shares of capital stock of Big Ball and Print the Planet from Lee Ellis and Jimmy Metyko and (ii) Susman Godfrey shall have executed the Investment Letter in the form attached hereto as EXHIBIT "8". In the event that the conditions described herein have not been satisfied by October 31, 1997, either party hereto shall be permitted to terminate this Agreement without any further liability hereunder (provided that the party terminating this Agreement is not in default of its obligations hereunder).

     SECTION 9. CLOSING. The closing of the transactions provided for herein (the "Closing") shall take place at the office of Boyar, Simon & Miller, 4265 San Felipe, Suite 1200, Houston, Texas at 10:00 a.m. on October ___, 1997, or such other date as the parties hereto may agree to in writing (the "Closing Date"). At the Closing, the following shall occur:

(a)     WIRE TRANSFER.  The Purchaser shall deliver to
Seller's account a wire transfer in the amount of two hundred fifty thousand dollars ($250,000).

(b) NOTE. The Purchaser shall deliver the Note to the Seller, duly executed by the Purchaser.

(c)     SIGNAL SHARES.  The Purchaser shall deliver to
Susman Godfrey a certificate representing the Signal Shares.

(d) REGISTRATION RIGHTS AGREEMENT. The Purchaser shall deliver to Susman Godfrey the Registration Rights
Agreement, duly executed by the Purchaser.

(e) INVESTMENT LETTER. Susman Godfrey shall deliver to the Purchaser the Investment Letter, duly executed by Susman
Godfrey.

(f) RELEASE OF JUDGEMENT. The Seller shall deliver to the Purchaser the Release of Judgement, duly executed by the Seller.

(g) MUTUAL RELEASE. The Purchaser and the Seller shall execute the Mutual Release, and the Purchaser shall cause the other parties to the Mutual Release to have executed

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such Mutual Release, with each of the Purchaser and the Seller to receive an original of the Mutual Release.

(h)     BIG BALL SHARES.   The Seller shall deliver to the
Purchaser a certificate representing the Big Ball Shares, duly endorsed or accompanied by a duly executed stock power in blank, and in proper form for transfer.

        SECTION 10. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been given if personally delivered or mailed, first class, registered or certified mail, postage prepaid to the following:

        If to Seller, to:        Elizabeth Miller
                                 3625 Meadow Lake Lane
                                 Houston, Texas  77027
        With a copy to:          Neal S. Manne
                                 Susman Godfrey L.L.P.
                                 1000 Louisiana, Suite 5100
                                 Houston, Texas 77002

        If to Purchaser, to:     David E. Houseman, Chief
                                   Executive Officer
                                 Signal Apparel Company, Inc.
                                 P.O. Box 4296
                                 200-A Manufacturers Road
                                 Chattanooga, Tennessee  37405

        With a copy to:          Gary W. Miller
                                 Boyar, Simon & Miller
                                 4265 San Felipe, Suite 1200
                                 Houston, Texas 77027

or to such other address as shall be given in writing by any party to the others. If sent by U. S. mail in accordance with this Section 10, such notices shall be deemed given and received on the earlier to occur of (a) actual receipt at the above specified address of the mailed addressee, or (b) the third (3rd) business day after deposit with the U.S. Postal Service in the manner herein provided. Notices delivered by any other means shall be deemed given and received upon actual receipt of the above specified address of the addressee.

		SECTION 11. AMENDMENT. This Agreement may not be modified, amended, altered or supplemented except upon execution and delivery of a written agreement executed by the parties hereto.

		SECTION 12.  SURVIVAL OF REPRESENTATIONS AND
WARRANTIES. The Purchaser and the Seller agree that their respective representations and warranties contained in this Agreement shall survive the Closing Date and any investigation made by the parties with respect thereto.

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		SECTION 13.  MISCELLANEOUS.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Texas. The provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors, heirs, personal representatives and assigns.

(b) This Agreement may not be assigned without the prior written consent of the parties hereto; provided, however, the Purchaser may assign the right to receive the Big Ball Shares to an affiliate without the consent of the Seller.

(c) This Agreement and the additional documents referenced herein merge all prior negotiations and agreements between the parties relating to the subject matter hereof and constitute the entire agreement between the parties relating to such subject matter. No prior or contemporaneous agreements, except as specified herein, written or oral, relating to such subject matter shall be binding.

        IN WITNESS WHEREOF, the Purchaser and the Seller have executed this Agreement as of the date and year first above written.

                        PURCHASER:

                        SIGNAL APPAREL COMPANY, INC.

                            /s/ David E. Houseman
                        By:________________________________
                        David E. Houseman, Chief Executive Officer

                        SELLER:

                        /s/ Elizabeth Miller
                        ___________________________________
                        ELIZABETH MILLER





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